SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):          January 5, 1998



                                    SCOTT'S LIQUID GOLD-INC.
             (Exact name of Registrant as specified in its charter)

 Colorado                     0-12343                      84-0920811
(State or other           (Commission                 (I.R.S. Employer
 jurisdiction              File Number)               Identification No.)
 of incorporation)


                   4880 Havana Street, Denver, CO            80239
             (Address of principal executive offices)     (Zip Code)

Registrant's telephone number:  (303) 373-4860


Item 5.  Other Events.

     In June 1997, a lawsuit was filed against Scott's Liquid Gold-Inc. (the "Company") by Leslee Brooks, her husband and a related corporation in the federal District Court for the District of Colorado. Other defendants include Neoteric Cosmetics, Inc., which is a wholly-owned subsidiary of the Company, Jerome J. Goldstein and the Goldstein Family Limited Partnership. Leslee Brooks is a daughter of Jerome J. Goldstein, Chairman of the Company, and a sister of Mark E. Goldstein, President and Chief Executive Officer of the Company. The Goldstein Family Limited Partnership was established in November, 1996 by Mr. and Mrs. Jerome J. Goldstein and received common stock of the Company previously held by Mr. and Mrs. Goldstein.

     In December, 1997, the plaintiffs in this case filed an amended complaint which adds three claims against the Company and Neoteric Cosmetics, Inc. Some of these claims were previously made against Jerome J. Goldstein alone. The plaintiffs continue to claim that their disclosure to the Company in 1991 of the concept of an alpha hydroxy acid base product, as well as their assistance in developing the Company's Alpha Hydrox products, entitles the plaintiffs under a doctrine of unjust enrichment to compensation in an amount equal to at least one-third of the income from the product since its inception. The plaintiffs continue to request punitive damages for this claim. In the amended complaint, the plaintiffs also claim that they entered into a joint venture partnership with the defendants to earn profits from originating, developing and marketing alpha hydroxy skin care products, that the defendants breached fiduciary duties resulting from the relationship of the parties, and that the Company and its subsidiary aided and abetted, and conspired as to, the alleged breaches of fiduciary duties. The plaintiffs assert additionally that the defendants made fraudulent representations and conspired as to those representations by Mr. Goldstein's representing that the plaintiffs would get rich and by the defendants' failure to disclose that they never intended to compensate the plaintiffs. The third additional claim is for negligent misrepresentations and conspiracy by the defendants regarding these same matters. For each of these claims, the plaintiffs claim one-third of the total income from Alpha Hydrox products, a minimum amount of $10 million and punitive damages. In a related claim, the plaintiffs continue to claim that there should be a "constructive trust" imposed on the stock transferred to the Goldstein Family Limited Partnership.

     The Company unequivocally believes that there was no agreement, written or oral to provide any compensation to the plaintiffs beyond consulting fees paid by the Company to Dr. Brooks, that there was no expectation of such compensation and that the compensation already paid to Dr. Brooks for consulting services was fair and reasonable. The Company views the lawsuit as groundless and is vigorously defending itself. As previously stated, discovery is underway in this litigation. The trial in the Brooks case is tentatively scheduled to commence in February, 1998, although the trial date may be changed to a later time.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            Scott's Liquid Gold-Inc.
                                           (Registrant)



Date:  January 5, 1998                  By: Barry Shepard, Treasurer